Exhibit 99.1

Aaron’s (AAN) CEO John Robinson on Q1 2017 Results - Earnings Call Transcript

Aaron’s Inc. (NYSE:AAN)

Q1 2017 Earnings Conference Call

April 28, 2017, 08:30 AM ET

Executives

Kelly Wall – Vice President Finance, Investor Relations & Treasury

John Robinson – President, Chief Executive Officer

Douglas Lindsay – President, Sales & Lease Ownership

Steven Michaels – Chief Financial Officer and President of Strategic Operations

Ryan Woodley – Chief Executive Officer of Progressive Leasing

Analysts

Budd Bugatch – Raymond James

Bradley Thomas – KeyBanc Capital Markets

Laura Champine – Roe Equity Research

Vincent Caintic – Stephens

John Baugh – Stifel

Kyle Joseph – Jefferies

Anthony Chukumba – Loop Capital Markets

David Magee – SunTrust

Operator

Good morning. Welcome to the Aaron’s, Inc. First Quarter 2017 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note, this event is being recorded.

Participating this morning are John Robinson, Aaron’s Inc. President and CEO, Douglas Lindsay, President of Aaron’s Sales and Lease Ownership; Steve Michaels, Aaron’s Inc. CFO and President of Strategic Operations; and Ryan Woodley, CEO of Progressive Leasing.

Now, I would like to introduce Kelly Wall, Vice President, Investor Relations & Treasury. You may proceed.

Kelly Wall

Thank you and good morning, everyone. Welcome to our conference call to discuss Aaron’s first quarter results which were released today. All related material, including Form 8-K are available on the company’s Investor Relations website, investor.aarons.com, and this webcast will be archived for replay there as well.

Before the results are discussed, I’ll remind investors about the Safe Harbor statement. Except for historical information, matters discussed today are forward-looking statements. As such, they involve a number of risks and uncertainties, which could cause actual results to differ materially from those predicted in Aaron’s forward-looking statements. Please see our SEC filings for certain risks inherent in our business that may cause actual results to differ.

Forward-looking statements that may be discussed today include Aaron’s and Progressive’s projected results for future periods, Aaron’s strategy, and other matters, including those listed in the forward-looking statement disclaimer in our earnings press release published today.

Listeners are cautioned not to place undue emphasis on forward-looking statements, and we undertake no obligation to update any such statements.

During this call, we will also be referring to certain non-GAAP financial measures, including adjusted EBITDA, non-GAAP net earnings, non-GAAP EPS, which have been adjusted for certain items, which may affect the comparability of our performance in other companies. These non-GAAP measures are detailed in the reconciliation tables included with our earnings release.

I will now turn the call over to Aaron’s CEO, John Robinson.

John Robinson

Thanks, Kelly. And thank you all for joining us this morning. We’re very pleased with our results for the first quarter. Non-GAAP EPS grew 13% driven by solid execution across all of our businesses. Leveraging our best-in-class platform, we continue to execute our strategy to serve credit challenged customers through multiple channels and we ended the quarter with 1.6 million customers, a new record for the company. We began 2017 with positive momentum and we’re excited about the progress we’re making.

Progressive had an excellent start to the year with another increase in door growth and a 20% increase in invoice volume. We experienced door growth across all of our verticals, added a number of strong retail partners and continue to build a solid pipeline of potential new partners.

We are continuing to run a disciplined business with lease portfolios that are generating consistent performance. We’re working closely with our retail partners to drive superior results, which is a key reason we’re seeing so much success.

We’re encouraged about the Aaron’s business. We’re continuing to add talent to the Aaron’s team our efforts to drive operational discipline are starting to pay off. In addition, we’re making strategic investments to address changes in shopping preferences and enhance the customer experience. Our stores e-commerce platform and supply chain network are important strategic advantages and we believe the various initiatives we are exploring have the potential to return the business to long-term growth.

Our balance sheet is in great shape. We repurchased $34 million in stock in the first quarter and into Q1 with roughly $350 million in cash. Our total debt to capitalization is approximately 7 % which gives us ample flexibility to execute our long-term objectives.

With that, I’ll turn it over to Ryan.

Ryan Woodley

Thanks, John. Progressive had a very strong first quarter, total revenues increased 19% in the quarter to $366 million. Invoice volume was up 20%. Each of these growth rates accelerated from Q4, 2016.

Active doors grew 38% in the quarter. The number of doors that completed a lease with us during the period reached a record total of approximately 18,600. Invoice per active door was down to 4.8%.

The short term trend in this metric is in line with our prior comments and is the direct result of our significant increases in new doors, including a large number of mobile locations we on-boarded in Q3 of last year.

As we demonstrated across 2016, the lease portfolio continues to benefit from the ongoing discipline enhancements we’re making to the positioning process. Write-offs were 4.8% of revenues in Q1 compared to 5.9% in the fourth quarter of 2016 and 6.2% in the year ago period. While our goal is not to drive this metric to zero, it’s worth noting that this represents the sixth consecutive quarterly decline in write-offs as a percent of revenues.

Bad debt expense was 8.7% of revenues, a slight improvement from the first quarter of 2016 and the fifth consecutive quarter of declines in that metric. These values are all within the ranges we target and are supporting the consistently optimized level of decisioning activity for our retail partners.

EBITDA increased 39% to $48.5 million, as a percent of revenue EBITDA reached 13.2% versus 11.3% in the prior quarter. The improvement was driven by fewer write-offs and leverage on operating expenses. Gross margin was relatively flat.

Overall the numbers tell a great story. Several quarters of exceptional door growth are driving accelerating invoice growth which in turn is fuelling accelerating revenue growth. I want to credit Blake and his team for their exceptional performance.

We’re continuing to deliver a high level of service to our existing retail partners, while adding a diverse group of new partners in verticals where we have years of experience. We’re optimistic about our ability to continue delivering profitable growth.

I’ll now turn it over to Douglas for comments on the Aaron’s business.

Douglas Lindsay

Thanks, Ryan. The Aaron’s business is off to a solid start for 2017 with improving lease margin and greater efficiencies in our cost structure. We’re all pleased that we managed to flat adjusted EBITDA margin despite a lower top line. The total revenues for the Aaron’s business declined 13% to $470.2 million. That decline was primarily driven by lower agreement balances, lower store count and the sale of HomeSmart in 2016.

Same store revenues of the Aaron’s business declined 9.3% which was in line with our full year projection. Same store customer counts declined 5.9%. While the top line remained under-pressure, we’re pleased with the delivery activity and our agreement churn was lower than expected.

We’re happy with both the composition and the levels of our lease portfolio to end the quarter. At the same time, our collection rates benefited from better execution across the organization. Merchandise write-off in the quarter was 3.5% flat with the first quarter of 2016, which continued the recent trend of improvements in this area.

Our team did a great job executing on our plan in the quarter. We saw positive results from our ongoing initiatives to manage costs, improve lease margins and drive better collection results.

We’re on track with our goals for customer retention rates for the store is closed in October and we’re in the process of closing an additional 70 stores in the second quarter. As a reminder, our store consolidation initiative optimizes profitability by adding recurring lease revenue over a smaller fixed cost base.

As we’ve discussed, we focused the organization on initiatives to improve the customer experience, drive operational excellence and optimize our product and service offerings. I’m pleased with the progress we’ve made in all these areas.

We’re committed to investing in initiatives that will drive a long term growth in the Aaron’s business. We’re moving forward with a number of strategic investments which we believe will enhance our direct-to-consumer experience and attract a broader group of customers.

We know the marketplace is changing and I’m pleased with the enthusiasm and the fresh ideas from our leadership team, our store associates and our franchisees to reshape the Aaron’s business.

I’ll now turn it to Steve for more color on the financials.

Steven Michaels

Thanks, Douglas. Now I’ll turn to the financial details for the quarter. Revenues for the first quarter of 2017 were $844.6 million, down 1.2% over the same period a year ago. Net earnings for the quarter were up 7.3% to $53.3 million versus $49.7 million a year ago.

Net earnings for the first quarter on non-GAAP basis were up 10.9% to $57.8 million compared with $52.1 million for the same period in 2016. Earnings per share assuming dilution for the first three months ended March 31 were $0.74 compared with $0.68 for the same period in ‘16 and diluted EPS on a non-GAAP basis for the quarter were up 12.7% to $0.80 in 2017 versus $0.71 in 2016.

Adjusted EBITDA for the company was $1.09.4 million for the first quarter of this year compared to $104 million for the same period last year. At March 31, 2017 the company had $348.5 million of cash on hand compared with $308.6 million of cash at the end of 2016. Cash generated from operating activities was $104.2 million through the three months of 2017.

Our total debt was reduced $13.1 million during the quarter and at the end of March we had a net debt to capitalization ratio of 6.9% and no outstanding balance on our $225 million revolving credit facility.

The tax rate in the quarter was 35.5% versus 37.7% in the year ago quarter. During the quarter, we repurchased 1,208,466 shares of common stock for $34.3 million. We currently have authorization to purchase an additional 7,915,235 shares. Consolidated customer count increased 2% to 1,584,000 at March 31, 2017, up from 1,551,000 a year ago. The company outlook remains unchanged for 2017

I’ll turn it back to John, before we move on to Q&A. John?

John Robinson

Thank you, Steve. We continue to be excited about the large market opportunity for our company. Aaron’s has a long history of innovation and we’re working hard to maintain our leadership position in the industry.

I want to close the call by thanking all of our associates, franchisees and retail partners for your efforts to deliver the best value proposition to our customers. We appreciate your commitment and all you do to make Aaron such a success.

With that, I’ll turn it to the operator for Q&A.

Question-and-Answer Session

Operator

We will now begin the question-and-answer session. [Operator Instructions] The first question comes from Budd Bugatch of Raymond James. Please go ahead.

Unidentified Analyst

Good morning. This is David on for Budd. Thank you for taking my questions. First I wanted to ask about the active doors in Progressive, the number of doors are increasing nicely, invoice volume per active door continues to decline.

You mentioned this was due to adding new doors and kind of a ramping profile. Any idea when we would see the metrics for invoice volume per active door either start to improve or at least flatten out year-over-year?

Ryan Woodley

Yes, good. Appreciate the question. Ryan, here. And that’s given the fact that it’s driven by that big increase in active doors, you’ll expect to see that start to flatten out or start to improve when we start comping that large introduction we made and I reference specifically introduction that started in Q3 last year with large number of mobile locations. So our expectation is you’ll see improvement in that metric in the back half of the year.

Unidentified Analyst

Okay. And how was the average ticket for these new doors. Has it been less than the previous ticket or is it roughly the same and are they in the same product category that you’ve been in historically?

Ryan Woodley

Same product categories, all these verticals we’ve been in for years and within a vertical tickets productions very consistent. What you see is the effect of a shift in mix over time. And so verticals with smaller tickets blending into the mix pulling production down a little bit, but we love all those doors. The production profile of all those doors is healthy and good with respect to their own vertical.

Unidentified Analyst

Okay. Thank you. And then turning to operating expense, I’m sure the large number of store closures last quarter had an impact on it. But can you talk about some of the buckets where you’re seeing costs come down?

Douglas Lindsay

Sure. This is Douglas. It’s primarily operating expense, some of the savings that we put in place at our store support center last year kicking in, in full in the quarter and then a lot of work around the labor piece of the business, just getting more efficient, given the revenue of the stores we have in place. That’s mainly labor and the overhead structure.

Unidentified Analyst

Thank you. Then my last one and I’ll get back in the queue. Can you just talk about your priority for use of capital now that you’ve got your balance sheet in really good shape? Any thoughts on acquisitions or how you plan to use capital on the balance sheet?

John Robinson

Yes. This is John. You know, we’d like to maintain a conservative capital structure. We think it serve the company well over a long period of time. Having said that, we also have a history of returning capital to shareholders. And as you saw in the quarter we bought shares back and we will continue - we expect to continue to return capital to shareholders through dividends and share buyback in the future. We have an outstanding authorization on share buyback.

In terms of acquisition you know, we keep our eye on what’s going on in the market. We always want to look for ways to improve our suite of products in attractive markets. And so we’ll continue to work there and explore all the alternatives that we think can enhance our offering and just try to be opportunistic and make smart moves and make good long-term sense for the business.

Unidentified Analyst

Great. Thanks for taking my questions and good luck going forward.

John Robinson

Thank you.

Douglas Lindsay

Thank you.

Operator

The next question comes from Bradley Thomas of KeyBanc Capital Markets. Please go ahead.

Bradley Thomas

Yes. Good morning and congratulations on the strong quarter here. I wanted to follow up about the door growth in Progressive, I know you’re not going to want to name individual customers that you’ve just signed. But could you give us a little bit more color around perhaps some of the industries that you’re seeing more success you know, adding doors in?

Ryan Woodley

Yes. Ryan, here. What was great about this period, I guess similar to what we had seen in other recent quarters as we generated door growth in each of our verticals. So we were happy to see that the growth in new doors was broad based and all of the verticals that we target we saw nice growth which we were pleased to see.

Bradley Thomas

Great. And then if I could follow up Ryan, and get a little bit more color on the strong performance of the portfolio, the Progressive portfolio and bringing down the write-offs. This is obviously a contrast to what we’re seeing out of some of the more traditional credit companies, as Synchrony this morning, Capital One earlier this week that is showing delinquencies moving up and charge offs moving up.

You know, what’s the secret sauce here, what is that you all are doing, in terms of decisioning and how much is it helping that you can leverage the existing Aaron’s network as well? Thank you.

Ryan Woodley

I appreciate the question. I think what I’ve seen as the quarter has played out and is consistent with prior quarters, we’ve benefited from consistent enhancement that our decisioning team is making on the front end. So as that relates to a decisioning applications coming through the door.

And then our operations team on the back end is performing extremely well. So that’s folks in the call center, in our customer payment assistance team and folks out in the field in our customer service hubs, all of those groups are performing extremely well and I think that’s generating the results we’re seeing.

John Robinson

And Brad, this is John. I had one thing. One of the big opportunities for us that we realized to some extent that has we believe a lot more opportunity is leveraging the decisioning technologies for aarons.com, our e-commerce site which is been a big help in that offering in that business and also in our stores, we think there’s a potential - we’re doing a lot of customer research, and believe there’s potential to streamline the process significantly in our stores on the front end and we think our decisioning technology at Progressive that can help and we’re making progress down that road which we’re encouraged about.

Bradley Thomas

That’s great. Thank you very much.

John Robinson

Thanks, Brad.

Operator

Your next question comes from Laura Champine of Roe Equity Research. Please go ahead.

Laura Champine

Good morning. My question is on franchise sales. Non-retail sales were down a lot which sometimes indicates weakness in franchise sales and sometimes is just an inventory adjustment.

Can you give us the trend or where the franchise same store sales actually were in Q1?

Douglas Lindsay

Yes, sure. Hey Laura, this is Douglas Lindsay. So our non-retail sales were down. That was a combination of our franchise sales being down on a comp store basis. Also there was about a 6% decline in our franchise store count which was also impacting that number.

And then lastly there was a slight delay in tax season as you know this year which caused a delay in the ordering that we would normally see in the quarter and I think all those things combined to contribute to that of number.

Laura Champine

Got it. Thank you.

Operator

The next question comes from Vincent Caintic of Stephens. Please go ahead.

Vincent Caintic

Hey, thanks. Good morning, guys. And I have two questions one for the Aaron’s business and the other for Progressive. First on the Aaron’s business, the same store sales were at the lower end of the full year guidance for decline, so the 8 to 12% and I was just wondering as you’re putting in no more products and more initiatives that direct to consumer and so forth that there might be upside to that same store sales decline and maybe when the cadence should be for an improvement to same store sales?

John Robinson

Yes. So Vincent, this is John. I’ll give it a shot and Douglas fill free to jump in. Internally, we are very optimistic about the direct to consumer model, as you just highlighted and we think we ultimately serve about a third, 25% to 30% of the population roughly, is our customer and so we do believe that the direct to consumer model is very attractive long-term and having a full suite of products in attractive markets is – makes a lot of sense to us going forward.

In terms of our comps you know, those are lagging and it’s a function of delivery activity in churn inside the portfolio. And so we’re not changing our guidance on that right now. And we think this direct to consumer kind of the transformation we’re going to make in our business is going to take a number of quarters. And so you know we are not changing our guidance right now for comps for the year.

Vincent Caintic

Okay. Got it. And then on the Progressive side, the doors have been improving and that’s great and I saw that that you’ve won an account from one of your competitors, so we saw Conn’s went over to you with an exclusive relationship.

And I was just wondering broadly how the retail environment is doing for being able to get more active doors there and maybe if there’s opportunity from others having weakness here? Thanks.

Ryan Woodley

Appreciate the question. Ryan, here. We tend to as you know refrain from commenting on specific retailers. But I acknowledge the press release went on the relationship with Conn’s. We’re really excited about that. We’ve known Norm, Mike and Lee for some time now and very pleased they chose Progressive. We think that will be a great opportunity for both companies.

And we continue to believe this is a large addressable market. You know, the currently served portion of the market is small relative to the total opportunity out there that we sized north of 20 million in the past and only a few billion of that that is served today and I think that is what you see driving the strong growth in active doors and I expect that to continue to happen.

It remains a competitive marketplace. I wouldn’t say there’s been a material shift in the competitive landscape in the last quarter, it just remains consistently competitive with what we’ve seen in the past. Smaller competitors do have a propensity to be somewhat disappointed when it comes to pricing and underwriting, but that’s nothing new unfortunately and we just try and focus on delivering the best customer experience possible. And we know that everything else will follow from that.

Vincent Caintic

Great, thank you. And John maybe just one last broader question and touching on the acquisition potential just because it’s in the industry that there might be somebody potentially up for sale.

But when you’re thinking about what types of acquisitions you might entertain, I think one of the early answers was in technology, but is there anything else you would look at or is that really the sort of capability enhancements that you would be entertaining? Thanks.

John Robinson

Good question, Vincent. We look across a lot of different areas. Frankly I mean, the technology is certainly attractive to the extent it can help broaden our product offering or streamline the experience for the customer somehow. So we’re always interested in improving there.

But having said that, we’re also interested in building our presence in attractive markets. We can do that externally, we can do it internally. We have a lot of opportunity there within our own network to do that as well. So I’d say we’re very broad in terms of the thinking we have around acquisitions. We just want to make sure they make good sense for us and leave us in a better position than before we make the acquisition.

And we also want to maintain our conservatism in our balance sheet because company has had a history that over a long period of time and its allowed us to innovate, it’s also allowed us to weather a lot of different economic environments and so we think it’s important for us to maintain that as well. So we’re kind of balancing those things I guess.

Vincent Caintic

Okay. That’s very helpful. Thanks so much guys.

John Robinson

Thank you.

Douglas Lindsay

Thank you.

Operator

The next question comes from John Baugh of Stifel. Please go ahead.

John Baugh

Good morning. Thanks for taking my questions. I guess the first one I’ll direct to Douglas and there was commentary around agreement churn and portfolio exiting the quarter and - I don’t know - we had strange tax season.

Can you just maybe tell us a little bit about the various metrics on the core business, core store business and you know why you felt better, it sounds like coming out of the quarter and or what you’ve seen in April that confirms that? Thank you.

Douglas Lindsay

Sure. No problem, John. So to my comments earlier, we did have better deliveries and expected churn than we expected. As you know tax season was delayed and despite that delay we saw better delivery activity coming out of February and end of March than we had hoped for which was great. So there is certainly liquidity in the marketplace place and people were entering into leases.

At the same time we saw better collections than we anticipated as well. So many of our customers were making payments or catching up on payments during the quarter coming out the holidays and that was great. Collections continue to improve both because of execution and because of liquidity. But the thing we also saw was buyouts were less, so we saw fewer customers this year buying out their agreements, either on time or early.

And that was a change for us in tax season, many of our customers pay off their agreements early. We did not see as much of that this year. So that is what we considered churn in the portfolio. So that lack of churn lead to higher agreement balances than we anticipated at the end of the quarter.

And so more customers are in an agreement going forward coming out of the quarter. And we have a better book. At the same time, we also saw our charge-offs being lower, which is a function of collections and folks catching up on the payment. So, overall pleased with the quarter and happy with the metrics across the business.

John Baugh

That’s helpful. Thank you. And then, I guess a question directed to both sides of the business, but obviously the OpEx number was extremely impressive and I was wondering if maybe you guys could buy Progressive versus Core and I think Douglas you addressed it a little bit earlier.

But you know, you mentioned labor and overhead. I’m just curious will that continue. And then on the Progressive side, I think there’s been some leverage, some commentary on what happened there in the quarter as well as prospectively?

Douglas Lindsay

I’ll take the store side of things. So the reduction OpEx you saw there in the quarter some of that and I believe the previous question was about excluding store closure, so some of that was store closures, the 56 stores we closed and merged last year benefiting us in the quarter, as well as the comping of the HomeSmart elimination of that OpEx.

But when you exclude those two things, it was labor. We continued to work at being more efficient. Our labor model reducing overtime, getting more precise about scheduling and really trying to transform our labor model to be more efficient but still serve the customer in the same way we always have.

So we’ll continue to work on that over the course of the year and we’ll continue to look for other efficiencies within our supply chain organization to take cost out of the business as well, but still deliver the same great service we always have. So that’s what it was in the store business.

John Baugh

Douglas before maybe Ryan jumps in, is that margin that you were able to maintain on that kind of revenue decline. Is that something that we should expect over ensuing quarters and/or year or two? It’s impressive.

Douglas Lindsay

Yes, some of that’s seasonal, the deals that we did in the first quarter were on a larger ticket size than what we have actually exceeded our expectations and what we’ve done in the past. We’ve seen a gradual improvement in that margin. A lot of that is us getting our arms around the discounting and the promotions that are going on in the business. And as you know we’ve been working on that the last nine months and we’re beginning to see the benefits of that.

We’re also churning out of the portfolio, low margin tickets from the previous fourth quarter, a lower margin agreements in the previous fourth quarter which helps the whole portfolio lift and the overall profitability.

Ryan Woodley

And then on the Progressive side of the house, the primary driver of the increase in margin that you saw really was portfolio performance metrics, the bad debt write-offs which were down significantly year-over-year.

We did as I mentioned, we did see improvement in operating leverage which is just coming from some of those fixed costs embedded in SG&A in spite of the fact that we continue to invest in people and systems to support growth.

John Baugh

Yeah. And on that latter Ryan, I guess there’s always concern when there is rapid growth in the sub-prime and related businesses and the ability to decision that and collect on that. And I’m just curious what color you could give us around comforting us that you have invested sort of ahead of that growth curve, is that we’re not going to see deterioration in those metrics.

And you know maybe we will see and this is sort of a sidelight question, maybe we will see EBITDA margin in Progressive come down a little because my recollection was you weren’t supposed to be this high or you were targeting growth in a flat margin going forward and your margin is certainly 200, 300 basis points I think from where we thought it would be long-term?

Ryan Woodley

Yes. Certainly there’s some seasonality in the Q1 metrics that’s showing through here, tax season has a great impact on those portfolio performance metrics, specifically the ones that drove the margin this quarter, the write offs and the bad debt expense, that’s sort of consistent dynamic that plays out year-over-year.

I think the - you know, how we think about the margin profile business remains unchanged. We spend a lot of time thinking about prudent investments to support not just existing but future growth. We really believe that there is multiple times the opportunity remaining in the market then that’s currently addressed today. And as the market leader we feel like it’s our opportunity to go and harvest that opportunity in the market and we’re making the investments that would be prudent to go about doing that.

I think you’ll see that if you took a look across the business from our systems, to our people, we’ve built a robust set of resources that we feel positions us well to serve that redundant. Redundant call centers operations, redundant systems it’s all designed with some available capacity, so that we can handle the growth when it comes.

John Baugh

Thank you for the answers. Good luck.

Operator

The next question comes from Kyle Joseph of Jefferies. Please go ahead.

Kyle Joseph

Hey. Morning, guys. Thanks for taking my questions. And congrats on a good start to the year. I wanted to talk about gross profit on the leases by segment, on a consolidated basis you did see that go down a little bit. Is that just a mix shift towards Progressive growth and can you talk about gross profit margins or pricing by segment?

Steven Michaels

Yes, Kyle. This is Steve. I mean clearly the consolidated gross profit is certainly being influenced by the mix shift as you pointed out. I’ll let Douglas addressed the lease margin on the Aaron’s side.

Douglas Lindsay

Yeah, Kyle. As I mentioned, lease margin we see an improvement in turning out lower volume agreements and putting in higher value agreements, which has been good for us. I think we also had a mix issue here when we have fewer low margin items or early payout items in the first quarter that inflates our lease margin a bit. But overall we’re pleased with our projected lease margin going forward in the direction it’s going in.

Kyle Joseph

Got it. That’s helpful. And then next question for Ryan, we talked about the very strong credit performance at Progressive and I know you don’t want to manage that down to zero, but you know, at what point do you think you’re sort of leaving incremental - at what point is that so low that you’re leaving incremental profit on the table – and then trust me I know at this point it’s not by any means hindering growth.

But how do you think about that, that you can manage towards a target loss or is it kind of more on a deals - deal by deal basis or does it have anything to do with sort of your view on the macro economy at all, just some of your thoughts there would be helpful?

Ryan Woodley

Yes. I appreciate it. Fair question. You know, I think we’ve given sort of rough ranges on where we expect annual averages for write-offs and bad debt to sort of gravitate. And you know I wouldn’t expect to go much lower than where we are today. To your point, you know, if we feel like we can still achieve our profitability goals, while serving more customers and driving more revenue for our retail partners that’s what we’re going to do. And we are constantly focused on optimizing decisioning to deliver at that high level performance for our retail partner.

And so we think about that constantly. We’re continuing to think about that as we move forward to identify opportunities to do that. Performance obviously in this quarter was driven by the tax season and it’ll change as we move away from the tax season. But I wouldn’t expect to go much lower than where it is today. The write-off levels, the bad debt levels.

Kyle Joseph

Appreciate it. Thanks for answering my questions.

Ryan Woodley

Thanks, Kyle.

Operator

The next question comes from Anthony Chukumba of Loop Capital Markets. Please go ahead.

Anthony Chukumba

Good morning and thanks for taking my question. So just wanted to quickly circle back I guess on the Conn’s in getting that account. I guess your largest competitors sort of seem to indicate that that they had some issues with the Conn’s loan portfolio. If I remember correctly, you know, they said Conn’s is making the credit decisions and then it sounds like that sort of contribute to that. So I guess my question is how do you sort of reconcile that and more importantly which decisioning engine are you going to be using for those Conn’s of customers? Thanks.

John Robinson

Thanks for the question. We’re - again we’re thrilled to have the opportunity to partner with the folks at Conn’s and we’re pretty excited about the opportunity to build a strong book of business together.

Keep in mind the product categories that we’ll be working with the folks at Conn’s to drive more sales in are product categories that we have years of experience in and I believe strongly that our disciplined approach to underwriting is going to provide a nice reliable source of revenue for Conn’s, and a profitable driver of lease portfolio growth at Progressive, consistent with kind of how we approach every opportunity. We’re going to be focused on a disciplined approach to decisioning, this is going to drive strong reliable results for Conn’s as well as Progressive.

Anthony Chukumba

Okay. And then just want to clarify. So you said you will be using your Progressive decision engine in terms of making approval. Okay.

John Robinson

Yes, good clarifying point. So I’ll just add to that. So Progressive in every instance maintains balance sheet risk. We don’t have any relationships where we’re just the servicer, so as such we maintain control over decisioning.

Anthony Chukumba

Got it. That’s helpful. Thank you.

Operator

The next question comes from David Magee of SunTrust. Please go ahead.

David Magee

Yes, hi. Good morning and good quarter. I guess my first question Doug was on the core side, the same store sales number. Anyway we could sort of parse out the impact of the later tax refund and or the impact of transferring business from so what you closed last fall?

Douglas Lindsay

Sure. So first of I’ll just to address the stores we closed. The stores we closed last fall are not in our same store account number. So we exclude both the stores we closed and the stores they merged into.

David Magee

Right.

Douglas Lindsay

So the number is going to be with that. So when you look at same store number, I am sorry.

David Magee

I’m just curious if you did include those stores and that got the transferred business. You know, obviously that would help the same store sales. Is that a number that’s worth mentioning at this point?

Douglas Lindsay

You know, we’re not disclosing that number, but I think that we do get a benefit from those merge stores as you pointed out.

David Magee

All right.

Douglas Lindsay

So on that same store comp number that we put out it was impacted by the fact that we had a delayed tax season and there were fewer earlier pay outs which created less revenue from early payouts and that was worth about 2 points to comp in the quarter.

David Magee

Okay. So the comp would have been down 7.

Douglas Lindsay

It would have been down in the mid-7s.

David Magee

Yes. Okay, that good. And on the same vein, could you talk a little bit more about the initiatives that you referenced earlier in the core side. And John you mentioned DTC is being very important and I’m just you know - any additional color there as to what you’re doing would be helpful I think?

Douglas Lindsay

Yes. This is Doug. So we’re working on really two things in the business, one is operational excellence, so how do we run the business we have today, better, tighter, more cost efficiently and optimize our pricing and promotion and product strategy.

And then the other thing that we’re working on is really how do we transform the business as a big strategic initiative. And so I see that in a number of different areas. How do we transform our product offerings, how do we broaden our selection to consumers, how do we enhance our servicing from underwriting to how we service the customer over time.

And that includes our e-com and omni-channel strategy and how we make that more robust. And then how we transform and cost within the business model to be more efficient and service the customer in a better way over time.

So those are things we’re working and we have a number of tasks running in market to inform us of that, and probably most importantly we’re talking to our customer. So we’re out there serving our customer actively right now and trying to figure out what they want, how they’re shopping and purchasing patterns have changed and how we can adjust the model to better accommodate them and drive more business there.

And so we’re very bullish about the storefront model. But it will take time as you know we have a portfolio of leases that we care for. And so as we make these changes they had to turn into the portfolio. And so we’re working on that actively as an organization every day every week.

John Robinson

And David I’ll add. I mean, that’s exactly right what Douglas said. One thing I’ll add is, we understand the fact that you know bricks and mortar consumer facing businesses are changing, we think there’s absolutely a need for it. We also think there’s a need for a great website. There’s also a need for a great delivery network in supply chain, and most importantly people to execute that.

And we feel like we have a unique set of assets to do that and with tweaking and with feedback from customers and investment in the right areas, we think we can have a really attractive model that is probably a repositioned footprint of stores which we’ve been working on and we’ll continue to work on and is an enhanced customer facing product suite and offering that we think will be attractive to a lot of customers.

Then as I’ve said earlier, our customer base is approximately 25% to 30% of the US households out there, so we think it’s a big market opportunity for us and we think over time we have a great potential to grow there.

David Magee

And to narrow down, one or two of these initiatives that you think might be the most impactful near-term what would they be?

John Robinson

Well, one of the things we’ve already talked about is rolling out our club program so that’s underway right now. The technology’s been built and we’re rolling it out to all of our stores over the course of this year. And that’s a near term opportunity that works within the framework of our systems right now. The other opportunities we’re looking at include enhancing our product selection which we think could be meaningful over time.

David Magee

Okay. Thank you. And just last question on Progressive, Ryan, and congrats on a very strong growth you’re seeing there. How would you expect that business to perform sort of later in these other credit cycle? What the sort of puts and takes in that business do you think?

Ryan Woodley

Good and fair question. Fortunately the business has been around through previous credit cycles, so we’ve sort of seen that play out before. You know Kurt and Brent when they founded this business back in ‘99 essentially created a virtual rent to own market and sort of lived through some cycles between ‘99 and today and we found that the portfolio performs well.

So we see lift on the front end because folks up top in a credit spectrum pullback, which opens up more apps to float down to Progressive. And then you have a swap in, swap out dynamic where folks who previously had access to credit different credit offerings no longer do and water fall down to lease-to-own and you know it tends to bode well for the business.

John Robinson

And David, I’ll add to that. This is John, is typically where companies towards the back end of a credit cycle get in trouble as they drive growth by being more aggressive in their decisioning. And we’ve been very – as Ryan has said, disciplined about our decisioning.

We are analytical about it. We are incremental in terms of the changes we make. We also have the benefit of a largely just about 9% of our portfolio is 12 month lease term and so we can get feedback on that portfolio very quickly.

So in the first 90 days of that portfolio any vintage we can very accurately tell how it’s going to play out over the 12 months and that’s unique to our business relative to other businesses that may have issues towards the back end of the credit cycle, and I think help protect us and I think we’re getting better and there we’re getting better from a science perspective in terms of making good decisions.

So that - the decisioning is really important and we understand that and we take it really seriously and are really disciplined about how we change it.

David Magee

Great. Thanks, John. And good luck, guys.

John Robinson

Thank you.

Ryan Woodley

Thank you.

Operator

This concludes our question-and-answer session. I would now like to turn the conference back over to John Robinson for any closing remarks.

John Robinson

Thank you all very much for participating in the call. We look forward to updating you on Q2 on our next call. Thank you.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect your lines. Have a great day.